Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

POWELL INDUSTRIES DECLARES QUARTERLY CASH DIVIDEND

HOUSTON — AUGUST 4, 2014 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy, announced today that its Board of Directors declared a quarterly cash dividend on the Company’s common stock in the amount of $0.25 per share. The dividend is payable on September 17, 2014 to shareholders of record at the close of business on August 20, 2014.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

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